Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We make reference to the Amendment No. 1 to the Registration Statements on Forms F-9 of Barrick Gold Corporation (Barrick) and S-4 of Barrick North America Finance LLC (BNAF) to be filed with the United States Securities and Exchange Commission on August 3, 2011. We hereby consent to the incorporation by reference therein of our report dated February 16, 2011 on the consolidated balance sheets of Barrick as at December 31, 2010 and 2009, and the consolidated statements of income, cash flow, equity and comprehensive income for each of the years in the three-year period ended December 31, 2010 prepared in accordance with United States generally accepted accounting principles and the effectiveness of Barrick’s internal control over financial reporting as at December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

We also hereby consent to the inclusion of our report to the directors of Barrick dated February 16, 2011 except for Note 31 which is as of June 27, 2011 on the consolidated balance sheets of Barrick as at December 31, 2010 and 2009 and the consolidated statements of income, cash flow, equity and comprehensive income for each of the years in the three-year period ended December 31, 2010 prepared in accordance with United States generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

August 3, 2011